Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS SUPPLEMENT NO. 8
(To Prospectus dated April 19, 2007)
HEALTH FITNESS CORPORATION
6,681,000 Shares of Common Stock
     This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus dated April 19, 2007 (as previously supplemented by the prospectus supplements dated May 15, 2007, May 21, 2007, May 22, 2007, June 5, 2007, August 13, 2007, August 14, 2007 and September 5, 2007, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.
     On November 14, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K with respect to the entry into a material definitive agreement.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus.
     Investing in our common stock is speculative and involves risk. You should read the section entitled “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in the Prospectus, for a discussion of certain risk factors you should consider before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 8. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is November 14, 2007.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 27, 2007
Health Fitness Corporation
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-25064 (Commission File Number)	41-1580506 (IRS Employer Identification No.)
3600 American Boulevard W., Suite 560
Minneapolis, Minnesota 55431
(Address of Principal Executive Offices and Zip Code)
(952) 831-6830
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
EXHIBIT INDEX

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On September 27, 2007, Health Fitness Corporation entered into the Fifth Amendment to its Credit Agreement with Wells Fargo Bank, National Association. The Fifth Amendment changes the maturity date of the Credit Agreement to June 30, 2009 and eliminates a restriction on making capital expenditures. The foregoing description of the Fifth Amendment is qualified by the provisions of the Fifth Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
      (a) Financial Statements: None.
      (b) Pro Forma Financial Information: None.
      (c) Shell Company Transactions: None.
      (d) Exhibits:
      Exhibit 10.1       Fifth Amendment dated September 27, 2007 to Credit Agreement, dated August 22, 2003, between the Company and Wells Fargo Bank, N.A.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 14, 2007

HEALTH FITNESS CORPORATION
By:	/s/ Wesley W. Winnekins
Wesley W. Winnekins
Chief Financial Officer

EXHIBIT INDEX
Health Fitness Corporation
Form 8-K Current Report

Exhibit Number	Description
10.1	Fifth Amendment dated September 27, 2007 to Credit Agreement, dated August 22, 2003, between the Company and Wells Fargo Bank, N.A.

Exhibit 10.1
FIFTH AMENDMENT TO CREDIT AGREEMENT
     THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of September 27, 2007, by and between HEALTH FITNESS CORPORATION (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 22, 2003, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 1.1 is hereby amended revision the definition of “Maturity Date” to read as follows:
     “Maturity Date” means June 30, 2009.
     2. Section 6.11 is hereby deleted in its entirety, without substitution.
     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

HEALTH FITNESS CORPORATION			WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Wesley W. Winnekins	By:	Cynthia Goplin

Title:	Chief Financial Officer	Title:	Vice President